SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                    FORM 8-K

                                 Current Report
                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) February 7, 2005

                        WIRELESS AGE COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

Nevada                            001-31338                 98-0336674

State or other jurisdiction of    (Commission               (IRS Employer
Incorporation or organization     File No.)                 Identification No.)

13980 Jane Street, King City, Ontario, Canada               L7B 1A3
(Address of principal executive offices)                    (Zip Code)

                                 (905) 833-0808
              (Registrant's telephone number, including area code)

              ----------------------------------------------------
              (Former name, former address and former fiscal year,
                          if changed since last report)

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Item 8.01 Other Events

Proposed Acquisition of mmWave Technologies Inc.

On February 7, 2005 Wireless Age Communications, Inc. (Wireless Age) entered into a letter of intent to acquire mmWave Technologies Inc. (mmWave), a Canadian wireless company that provides high technology telecommunication solutions to the Canadian market. Pursuant to the terms of the letter of intent, Wireless Age expects to issue 4,500,000 shares of restricted common stock in consideration for the acquisition of all issued and outstanding shares of mmWave. Wireless Age expects to provide limited registration rights to the shareholders of mmWave. The letter of intent provides for Mr. Brad Poulos, President and CEO of mmWave, to be appointed to Wireless Age's Board of Directors and to serve as President of Wireless Age, reporting to our CEO. Wireless age agreed to assume and repay certain mmWave shareholder loans over a two year period, commencing at closing. The letter of intent also requires certain conditions to be satisfied prior to closing, including, without limitation, completion of satisfactory due diligence, agreement on terms of employment for Mr. Poulos and his team as well as execution of definitive transaction documentation. The letter of intent is not binding upon the parties and there can be no certainty that the transaction with mmWave will close unless and until the foregoing conditions are satisfied.

Proposed Acquisition of Knowlton Pass Inc.

On July 26, 2004 Wireless Age entered into an agreement with Knowlton Pass Electronics Inc. (Knowlton Pass) that is developing a technology which optimizes bandwidth utilization making a greater number of signals available across wireless communications networks. Pursuant to the agreement Wireless Age agreed to fund the development of the Knowlton Pass business plan by way of a loan through draws of no more than $80,000 (CAD$100,000) per month. As part of the agreement Wireless Age has the option (but not the obligation) to acquire all of the issued and outstanding Knowlton Pass common shares between September 1, 2004 and January 2, 2005 in exchange for 540,000 shares of our common stock. On January 2, 2005, both parties mutually agreed by verbal consent with to extend the expiration date of the option, on the same terms and conditions as the original option except with respect to such expiration date, until the close of business January 31, 2005. On January 31, 2005, both parties again agreed to extend the expiration date of the option to March 31, 2005.

Proposed Acquisition of Westcan Wireless, Allcan Electronic Distributors and an Investment in Bluewave Antenna Systems Ltd.

On April 5, 2004 Wireless Age entered into a letter of intent to acquire a Canadian company known as 479645 Alberta Ltd., including its operating divisions Westcan Wireless and Allcan Electronic Distributors and its 80% investment in Bluewave Antenna Systems Ltd. Westcan Wireless has offices in Edmonton and Calgary, and is one of Western Canada's preeminent providers of wireless broadband (from 1 megabit per second to more than 45 megabits per second) data systems for private enterprise and one of the largest privately owned two-way radio dealers. Westcan Wireless also owns and operates VHF and UHF repeater (receive, amplify and re-transmit) systems with sixteen sites throughout north and central Alberta as well as three 800 MHz and one 400 MHz trunked radio systems in the Edmonton area.

Allcan commenced business in 1977 and today provides wireless communications, data and cellular support equipment to clients across Canada. 479645 Alberta Ltd. is the majority and controlling shareholder of Bluewave Antenna Systems Ltd. of Calgary. Bluewave is a market leading manufacturer of quality antennas for supervisory control and data acquisition wireless automation, often referred to as SCADA. Bluewave serves wireless local-loop (the connection between telephone or data equipment and the telephone service provider) sectors throughout North America and selected international markets. SCADA is a category of software application program for process control, the gathering of data in real time from remote locations in order to control equipment and conditions. SCADA is used in power plants as well as in oil and gas refining, telecommunications, transportation, and water and waste control. The

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acquisition is subject to binding agreement between the parties, further due diligence, various approvals and financing arrangements.

Under the terms of our letter of intent Wireless Age agreed to acquire 479645 Alberta Ltd. for approximately $7,500,000 (CAD$9,000,000), paid-in shares of our common stock. The number of common shares will be based on the weighted average share price of our common stock for the immediate 60 trading days prior to closing. Wireless Age agreed to register 25% of the shares issued in this transaction within 90 days of closing and agreed to issue warrants to purchase 432,750 shares of our common stock at exercise prices between $1.50 and $3.00 per share. The sellers of 479645 Alberta Ltd. are entitled to be paid in cash the net profits of 479645 Alberta Ltd. for the period June 1, 2004 to closing.

The original letter of intent contemplated closing on July 6, 2004, however prior to closing a secured lender of 479645 Alberta Ltd. informed Wireless Age that if the transaction proceeded they would have to be repaid in full. Wireless Age was unwilling to proceed on this basis and organized replacement financing for 479645 Alberta Ltd. Wireless Age did not close the acquisition of 479645 Alberta Ltd. on November 7, 2004 primarily due to delays in assembling the replacement financing for a secured lender. The new bank continued to complete due diligence, including a field exam of the proposed security under the contemplated loan. Wireless Age mutually agreed with the seller to extend the proposed closing date to March 15, 2005 on the same terms as the November 7, 2004 extension. The assets of 479645 Alberta Ltd. represent over 40% of our assets and will therefore be considered a material acquisition by Wireless Age. Wireless Age expects to report on the acquisition under Form 8-K rules as soon as a binding agreement among the parties is executed and all material terms and conditions are concluded. As of this date, there remain several issues that must to be resolved, most of which fall within the replacement financing category and the consent of a few key suppliers, customers and secondary lenders.

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                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

      Dated: February 10, 2005

                                            WIRELESS AGE COMMUNICATIONS, INC.


                                            By    /s/ Gary N. Hokkanen
                                              ---------------------------------
                                                      Gary N. Hokkanen
                                                      Chief Financial Officer